Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and between
CRITEO
and
CRITEO HOLDINGS, INC.
dated as of
August 5, 2026

TABLE OF CONTENTS

	Page

ARTICLE I

MERGER

Section 1.1	The Merger	2
Section 1.2	Governing Documents	2
Section 1.3	Officers and Directors	3

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1	Treatment of Ordinary Shares.	3
Section 2.2	Direct Registration of Common Stock.	3
Section 2.3	Treatment of Lux Criteo Equity Awards	4
Section 2.4	Withholding	4

ARTICLE III

FRENCH TAX MATTERS

Section 3.1	French corporate income tax	5
Section 3.2	French tax consolidation group	7
Section 3.3	French registration duties	7
Section 3.4	French VAT	7
Section 3.5	Other Taxes	8

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LUX CRITEO

Section 4.1	Qualification, Organization, Subsidiaries, etc.	8
Section 4.2	Capitalization	8
Section 4.3	Corporate Authority Relative to this Agreement; No Violation	9
Section 4.4	Finders and Brokers	9
Section 4.5	Taxes	9

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF U.S. CRITEO

Section 5.1	Qualification, Organization, etc	9
Section 5.2	Capitalization	10
i

ii

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Common Draft Terms of Cross-Border Merger
Exhibit B	Form of Amended and Restated Certificate of Incorporation
Exhibit C	Form of Amended and Restated Bylaws
Exhibit D	Form of Omnibus U.S. Equity Incentive Plan
iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 5, 2026, is by and between Criteo, a public limited liability company (société anonyme), organized and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 17, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg (such registered office to be transferred to 5 Place de la Gare, L-1616 Luxembourg, Grand Duchy of Luxembourg with effect as of the registration of Lux Criteo (as defined below) with the RCS), and in the process of registering with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) (“Lux Criteo”), and Criteo Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Lux Criteo (“U.S. Criteo”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement. Lux Criteo and U.S. Criteo are sometimes referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, concurrently herewith, Lux Criteo and U.S. Criteo entered into the Common Draft Terms of Cross-Border Merger, a copy of which is attached hereto as Exhibit A (the “Draft Terms”);
WHEREAS, it is proposed that the Parties effect the absorption of Lux Criteo by U.S. Criteo through the cross-border merger of Lux Criteo with and into U.S. Criteo, with U.S. Criteo surviving;
WHEREAS, the board of directors of each Party has (a) determined that this Agreement and the Draft Terms are advisable and fair to, and in the best interests of, its respective stockholder(s), (b) approved this Agreement and the Draft Terms, and (c) recommended to its respective shareholders and stockholder the approval and adoption of this Agreement and the Draft Terms and the transactions contemplated hereby and thereby, including the Merger (collectively, the “Transactions”);
WHEREAS, the Parties intend that: (a) for United States federal and applicable state and local income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of the Parties are parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Section 1.368-2(g) of the Treasury Regulations promulgated thereunder; and (b) for French tax purposes, the Merger will benefit from (i) the favorable corporate income tax merger regime provided for by Article 210 A of the French Tax Code, (ii) the transfer tax regime applying to mergers pursuant to Article 816 of the French Tax Code, (iii) the rollover regime provided for by Articles 38-7 bis and 150-0 B of the French Tax Code, (iv) the regime provided for by Article 115-1 and 121 of the French Tax Code, (v) the VAT regime provided for by Article 257 bis of the French Tax Code and (vi) the benefit of Article 223 S of the French Tax Code (collectively, the “Intended Tax Treatment”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also prescribe various conditions to the Transactions.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
ARTICLE I
MERGER
Section 1.1    The Merger.
(a)    Upon the terms and subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in this Agreement and the Draft Terms, and in accordance with the applicable provisions of the Luxembourg Companies Law and the DGCL, at the Effective Time, Lux Criteo shall be merged with and into U.S. Criteo (the “Merger”), whereupon Lux Criteo shall cease to exist by way of dissolution without liquidation, and U.S. Criteo shall continue as the surviving corporation (the “Surviving Corporation”), such that following the Merger, the Surviving Corporation shall be a Delaware corporation. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, the Draft Terms and the applicable provisions of the DGCL and the Luxembourg Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (i) all of the assets, property, rights, privileges, powers and franchises of Lux Criteo immediately before the Effective Time shall vest in, and become the assets, property, privileges, powers and franchises of, the Surviving Corporation, and (ii) the debts, liabilities and duties of Lux Criteo shall become the debts, liabilities and duties of the Surviving Corporation.
(b)    The Merger shall become effective between the Parties at 12:00:01 a.m., New York City time, on January 1, 2027, unless another date or time or place is agreed to by the respective board of directors of each Party or its duly appointed representative(s) (the time and date on which the Merger takes effect are referred to herein as the “Effective Time” and “Closing Date,” respectively), subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the Conditions in accordance with Article VII.
(c)    On or prior to December 31, 2026, unless another date is agreed to by the respective board of directors of each Party or its duly appointed representative(s), the Parties shall cause a certificate of merger or a certificate of ownership and merger with respect to the Merger, as applicable (the “Certificate of Merger”), to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and make any other filings, recordings, confirmations or publications required to be made by the Parties under the DGCL or the Luxembourg Companies Law in connection with the Merger to be effective at the Effective Time.

Section 1.2    Governing Documents. At the Effective Time, the certificate of incorporation and the bylaws of U.S. Criteo shall be amended and restated in their entirety to read substantially in the forms attached hereto as Exhibit B (the “A&R Certificate”) and Exhibit C (the “A&R Bylaws”), respectively, and, as so amended and restated, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein and under the DGCL.
Section 1.3    Officers and Directors. The directors of Lux Criteo immediately prior to the Effective Time shall be all of the directors of the Surviving Corporation at and immediately following the Effective Time, and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal. The officers of Lux Criteo immediately prior to the Effective Time shall be all of the officers of the Surviving Corporation at and immediately following the Effective Time, and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.
ARTICLE II
TREATMENT OF SECURITIES
Section 2.1    Treatment of Ordinary Shares.
(a)    At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Lux Criteo or of U.S. Criteo, each Ordinary Share issued and outstanding immediately prior to the Effective Time (other than any Treasury Shares) shall automatically be cancelled, and U.S. Criteo shall issue the holder thereof in exchange therefor validly issued, fully paid and non-assessable shares of Common Stock on a one-to-one basis, in each case without interest and net of any applicable withholding Taxes, subject to the provisions of this Article II. From and after the Effective Time, all such Ordinary Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Ordinary Shares (other than any Treasury Shares) shall cease to have any rights with respect thereto, except for the right to receive shares of Common Stock in accordance with this Section 2.1(a).
(b)    At the Effective Time, each (i) Ordinary Share issued and outstanding immediately prior to the Effective Time that is held in treasury by Lux Criteo (the “Treasury Shares”) and (ii) shares of Common Stock issued and outstanding immediately prior to the Effective Time (all of which are held by Lux Criteo) shall be cancelled by virtue of and simultaneously with the Merger and shall cease to exist.
Section 2.2    Direct Registration of Common Stock.
(a)    At the Effective Time, (i) record ownership of the Common Stock into which the issued and outstanding Ordinary Shares were exchanged in accordance with Section 2.1 shall, except as provided in clause (ii), be kept in uncertificated, book entry form by the Surviving Corporation’s transfer agent, and (ii) any certificate representing such Ordinary Shares shall automatically represent the same numbers of shares of Common Stock.
(b)    At the Effective Time, the stock transfer books of Lux Criteo shall be closed and from and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Ordinary Shares that were outstanding immediately prior to the Effective Time.
Section 2.3    Treatment of Lux Criteo Equity Awards.
(a)    At the Effective Time, each right and obligation under the equity-based benefit and compensation plans and programs, grant letters and agreements of Lux Criteo providing for the grant or award of warrants, time-based restricted stock units or performance-based restricted stock units (collectively, the “Equity Plans”), including the Amended and Restated 2015 Time-Based Restricted Stock Units Plan and the Amended and Restated 2015 Performance-Based Restricted Stock Units Plan, shall be assumed by the Surviving Corporation and shall be converted into a corresponding equity award with respect to Common Stock on a one-to-one basis.
(b)    At the Effective Time, each of the Equity Plans shall be assumed by the Surviving Corporation, and the outstanding awards or benefits available under the terms of the Equity Plans at and following the Effective Time shall, to the extent permitted by law and otherwise reasonably practicable, be exercisable, payable, issuable or available upon the same terms and conditions as under such Equity Plans, and the agreements relating thereto immediately prior to the Effective Time (including, for greater certainty, having the same option exercise or measurement price) except that all references to the Company, Lux Criteo or French Criteo in the Equity Plans shall be references to the Surviving Corporation.
(c)    At the Effective Time, subject to the receipt of any requisite approval by the shareholders of Lux Criteo as may be required by the Exchange, the Surviving Corporation shall adopt an omnibus U.S. equity incentive plan substantially in the form attached hereto as Exhibit D (the “U.S. Omnibus Plan”). Upon the U.S. Omnibus Plan becoming effective, the U.S. Omnibus Plan shall be the sole stockholder-approved vehicle for the grant of equity-based awards and the Equity Plans shall no longer be used for the grant of equity-based awards; provided that outstanding equity awards as of the Effective Time shall remain outstanding and shall be treated as set forth herein.
(d)    As soon as reasonably practicable following the Effective Time, the Surviving Corporation shall file with the SEC post-effective amendments to Lux Criteo’s Registration Statements on Form S-8 and a Registration Statement on Form S-8 covering the securities issuable pursuant to equity awards granted under the Equity Plans and the U.S. Omnibus Plan, respectively.
Section 2.4    Withholding. Lux Criteo and U.S. Criteo shall be entitled to deduct and withhold from any payments made pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such amounts under the Code, or any applicable provisions of state, local or foreign Tax Law. To the extent that any amounts are so deducted and withheld and remitted to the proper Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
FRENCH TAX MATTERS
Section 3.1    French corporate income tax.
(a)    The Merger, being an operation whereby Lux Criteo, on being dissolved without going into liquidation, transfers all its assets and liabilities to U.S. Criteo in exchange for the issue to its shareholders of securities representing the capital of U.S. Criteo, will qualify as a merger in accordance with the provisions of Article 210-0 A of the French Tax Code.
(b)    Prior to the date hereof, U.S. Criteo has established a branch in France and shall maintain until the Effective Time such branch, to which the assets and liabilities Lux Criteo holds through its own French branch shall be allocated for income tax purposes as a result of the Merger, and each of U.S. Criteo and Lux Criteo shall cooperate with respect thereto. U.S. Criteo represents to Lux Criteo that its French branch is subject to corporate income tax in France since its establishment, and Lux Criteo represents to U.S. Criteo that its French branch is subject to corporate income tax in France since its establishment.
(c)    U.S. Criteo and Lux Criteo each agree to carry out the Merger, which involves two entities having French branches subject to French corporate income tax, for French tax purposes under the preferential tax regime set out in Articles 210 A et seq. of the French Tax Code, and U.S. Criteo and Lux Criteo each agree to undertake the requirements of Articles 210 A et seq. of the French Tax Code. Without limiting the foregoing, U.S. Criteo, acting through its French branch, shall fulfill all applicable conditions provided by Articles 210 A and 210 C, 2 of the French Tax Code, including:
i.record for French tax purposes, as from the Effective Time , in the balance sheet of the French branch, all the assets and liabilities received in the Merger and which Lux Criteo previously held through its French branch, along with all the off-balance undertakings of Lux Criteo’s French branch that will be transferred to U.S. Criteo;
ii.record as liabilities in the balance of the French branch:
a.the provisions or reserves recorded by Lux Criteo’s French branch and subject to deferred taxation and which do not become irrelevant by virtue of the Merger, and

b.as may be applicable, the special reserve in which Lux Criteo (as regards its French branch) recorded the long-term capital gains previously subject to the reduced rate of 10%, 15%, 18%, 19% or 25%, as well as the reserve in which the provisions for price fluctuations were recorded in application of the sixth paragraph of point 5° of paragraph 1 of Article 39 of the French Tax Code;
iii.substitute itself for Lux Criteo’s French branch with respect to the recapture of any income relating to the transferred assets the taxation of which has been deferred at the level of Lux Criteo’s French branch;
iv.compute the capital gains realized by the French branch after completion of the Merger upon the transfer of the non-depreciable fixed assets which are contributed to it in the Merger by reference to the fiscal value which they had in the balance sheet of Lux Criteo’s French branch;
v.add back to the taxable income of the French branch the capital gains generated by the contribution of depreciable assets by Lux Criteo’s French branch, under the conditions set forth in Article 210 A, 3, d of the French Tax Code, including (x) the recapture of capital gains ratably over a period of fifteen years for buildings and rights relating to buildings, as well as for plantations and land improvements depreciable over a period at least equal to this duration in other cases, and (y) the recapture of other capital gains ratably over a period of five years. When the total of the net capital gains on buildings, plantations and land improvements exceeds 90% of the overall net capital gain on depreciable items, the recapture of the capital gains relating to buildings, plantations and land improvements is carried out ratably over a period equal to the weighted average depreciation period of these assets. This undertaking includes the obligation to tax immediately, if and when one of the transferred depreciable assets is disposed of, the portion of the capital gains related to this asset which may not yet have been recaptured at the date of said disposal. In return, subsequent depreciation and capital gains relating to depreciable items are calculated on the basis of the value attributed to them at the time of the contribution; and
vi.either record in the balance sheet of its French branch items other than fixed assets at the value they had, for tax purposes, in the accounts of Lux Criteo’s French branch or, failing that, include in its taxable income for the financial year of the Merger the profit corresponding to the difference between the new value of these items and the value they had, for tax purposes, in the books of the Lux Criteo’s French branch.
(d)    U.S. Criteo, acting through its French branch, shall, to the extent applicable, (i) file within 45 days as from the publication of the Merger, a statement of discontinuance of business in accordance with Article 201 of the French Tax Code, (ii) file within 60 days of the same date a tax return pursuant to Article 201, 3 of the French Tax Code, together with a statement of the tax values of the contributed assets benefiting from a tax deferral, provided by Article 54 septies I of the French Tax Code and Article 38 quindecies of Appendix III to the French Tax Code, drawn up according to the model provided by the French tax authorities, and (iii) comply with all filing formalities, including those of Article 54 septies I of the French Tax Code (as regards the “Etat de suivi des plus-values”) and relating to the items listed in Article 38 quindecies of Appendix III to the French Tax Code, and of Article 54 septies II of the French Tax Code regarding the maintaining of a specific registry pertaining to capital gains on non-depreciable assets benefitting from a rollover regime.
(e)    Pursuant to Article 210-0 A, IV of the French Tax Code and in compliance with the provisions of Article 46 quater-0 ZS ter of Appendix III to the French Tax Code, the specific return required to assess the reasons and consequences of the Merger will have to be filed by the Parties within the same timeframe as the tax return mentioned in paragraph (d) above.
Section 3.2    French tax consolidation group. Each Party represents to the other that Lux Criteo’s French branch is the parent entity of a French tax consolidation group and that U.S. Criteo’s French branch is included in such French tax consolidation since January 1, 2026. Consequently, pursuant to Article 223 S of the French Tax Code, the Merger will not trigger the termination of the existing French tax consolidation group. Such French tax consolidation group, currently headed by Lux Criteo (through its French branch), will remain in place, with U.S. Criteo becoming the head of such group, through its French branch.
Section 3.3    French registration duties. The parties declare that the Merger will be subject to the favorable regime provided by Articles 816 of the French Tax Code and 301-B of Appendix II to the French Tax Code. As a result, the contribution resulting from the Merger will be registered within the month of its date of completion without any registration fee in accordance with Article 816 of the French Tax Code.
Section 3.4    French VAT. Each Party represents to the other that the Merger entails the contribution of a totality of assets (universalité de biens) between persons subject to VAT as defined by Article 257 bis of the French Tax Code. As a result, for VAT purposes, U.S. Criteo, through its French branch, will be treated as continuing the person of Lux Criteo’s French branch and will replace Lux Criteo’s French branch in all its rights and obligations. Therefore, pursuant to Article 257 bis of the French Tax Code, the Merger will not be a taxable event for VAT purposes. Lux Criteo’s French branch will transfer to U.S. Criteo’s French branch any VAT credit available at the Effective Time. U.S. Criteo’s French branch will, as the case may be, carry out the VAT deduction right adjustments provided under Articles 206 and 207 of Appendix II to the French Tax Code that would have been made by Lux Criteo’s French branch had it continued its operation of the assets and liabilities transferred. Pursuant to Article 287-5. c) of the French Tax Code, U.S. Criteo’s French branch will include the total amount (net of tax) of the contribution under the Merger on the line “Other non-taxable transactions” of its next VAT return following the Effective Time.
Section 3.5    Other Taxes. With respect to all other taxes, imposts, duties or other charges of any nature whatsoever, U.S. Criteo’s French branch will succeed to the rights and obligations of Lux Criteo’s French branch. In particular, U.S. Criteo’s French branch shall replace Lux Criteo’s French branch in its entirety with respect to (i) the payment of any such taxes or charges and (ii) the filing of any tax returns relating to the computation and the payment of any taxes for which Lux Criteo’s French branch remains liable on or prior to the Effective Time. U.S. Criteo’s French branch will benefit or will assume any tax undertakings that may have been previously entered into by Lux Criteo’s French branch in connection with previous transactions that benefited from a favorable tax regime, including without limitation in respect of registration fees, corporate income tax and/or VAT. As from the Effective Time, U.S. Criteo’s French branch shall assume and substitute itself for Lux Criteo’s French branch for the performance of all the tax undertakings and tax obligations related to the assets and liabilities transferred in the Merger.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF LUX CRITEO
Except as disclosed in the SEC Documents and publicly available prior to the date hereof (but excluding, in each case, any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section or any other disclosures included therein to the extent they are predictive or forward-looking in nature), Lux Criteo represents and warrants to U.S. Criteo as follows.
Section 4.1    Qualification, Organization, Subsidiaries, etc. Lux Criteo and each of its Subsidiaries is a legal entity duly organized or incorporated, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Lux Criteo and each of its Subsidiaries is qualified to do business and, where relevant, is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.2    Capitalization. All the outstanding Ordinary Shares are, and all Ordinary Shares reserved for issuance under outstanding equity compensation awards shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable.

Section 4.3    Corporate Authority Relative to this Agreement; No Violation.
(a)    Lux Criteo has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Shareholder Approval and the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in this Agreement and the Draft Terms, to consummate the Transactions. The execution and delivery of this Agreement and the Draft Terms and the consummation of the Transactions have been duly and validly authorized by the board of directors of Lux Criteo. This Agreement has been duly and validly executed and delivered by Lux Criteo and, assuming this Agreement constitutes the valid and binding agreement of U.S. Criteo, constitutes the valid and binding agreement of Lux Criteo, enforceable against Lux Criteo in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and subject to general principles of equity (the “Bankruptcy and Equity Exceptions”).
(b)    Other than in connection with or in compliance with (i) the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the Luxembourg Companies Law and (v) any applicable requirements of the Exchange, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Lux Criteo of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.4    Finders and Brokers. Neither Lux Criteo nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions.
Section 4.5    Taxes. Neither Lux Criteo nor any of its Subsidiaries has taken any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF U.S. CRITEO
Except as disclosed in the SEC Documents and publicly available prior to the date hereof (but excluding, in each case, any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section or any other disclosures included therein to the extent they are predictive or forward-looking in nature), U.S. Criteo represents and warrants to Lux Criteo as follows.
Section 5.1    Qualification, Organization, etc. U.S. Criteo is a legal entity duly organized or incorporated, validly existing and, where relevant, in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. U.S. Criteo is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. U.S. Criteo does not have any Subsidiaries.
Section 5.2    Capitalization. All the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.
Section 5.3    Corporate Authority Relative to this Agreement; No Violation.
(a)    U.S. Criteo has all requisite corporate power and authority to enter into this Agreement and, subject to approval and adoption by Lux Criteo in its capacity as the sole stockholder of U.S. Criteo and the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in this Agreement and the Draft Terms, to consummate the Transactions. The execution and delivery of this Agreement and the Draft Terms and the consummation of the Transactions have been duly and validly authorized by the board of directors of U.S. Criteo. This Agreement has been duly and validly executed and delivered by U.S. Criteo and, assuming this Agreement constitutes the valid and binding agreement of Lux Criteo, constitutes the valid and binding agreement of U.S. Criteo, enforceable against U.S. Criteo in accordance with its terms, except as may be limited by Bankruptcy and Equity Exceptions.
(b)    Other than in connection with or in compliance with (i) the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the Luxembourg Companies Law and (v) any applicable requirements of the Exchange, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by U.S. Criteo of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.4    Taxes. U.S. Criteo has not taken any action, nor to the knowledge of U.S. Criteo are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.1    Tax Matters. The Parties (i) hereby agree and acknowledge that, for U.S. federal, and applicable state and local, income Tax purposes, it is intended that the Merger qualify for the Intended Tax Treatment, (ii) shall not, and shall not permit or cause any of their Subsidiaries to, knowingly take any action, or fail to take any action, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment, and (iii) shall not take any position inconsistent with (whether in audits, Tax returns or otherwise) such treatment unless required to do so pursuant to a “determination” (within the meaning of Section 1313(a) of the Code).

Section 6.2    Director and Officer Resignations. U.S. Criteo shall cause to be delivered to Lux Criteo prior to the Closing Date resignations executed by each director and officer of U.S. Criteo in office as of immediately prior to the Effective Time and effective upon the Effective Time. For the avoidance of doubt, the directors and officers of U.S. Criteo in office as of immediately prior to the Effective Time shall not be prevented from serving as directors and officers of the Surviving Corporation following the Effective Time, and the Surviving Corporation, in its discretion and in accordance with the A&R Certificate and A&R Bylaws, may appoint such Persons as directors and officers following the Effective Time, and any such Person who is a director or officer of Lux Criteo as of immediately prior to the Effective Time shall continue to hold the applicable office of the Surviving Corporation as set forth in Section 1.3.
Section 6.3    Further Assurances and Closing Conditions. Each of the Parties shall use its commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the Transactions and (b) cause the conditions set forth in Article VII to be satisfied as soon as reasonably practicable after the date of this Agreement.
ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 7.1    Conditions to Each Party’s Obligations to Effect the Merger. The obligations of Lux Criteo and U.S. Criteo to effect the Merger shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the respective board of directors of each Party or its duly appointed representative(s) as of 12:00:00 p.m., Luxembourg time, on December 31, 2026, unless another date or time is agreed to by the respective board of directors of each Party or its duly appointed representative(s) (the time and date on which the Conditions are satisfied or waived are referred to herein as the “Condition Completion Time” and “Condition Completion Date,” respectively), each of the following conditions (collectively, the “Conditions”), provided that the satisfaction or waiver of the Conditions shall be confirmed by or on behalf of the board of directors of Lux Criteo or its duly appointed representative(s) or the directeur général (chief executive officer) of Lux Criteo at or after the Condition Completion Time (and in any event no later than at the Effective Time), and such confirmation shall be further recorded in an acknowledgment (constat) deed enacted by a Luxembourg notary on the Condition Completion Date (and in any event no later than on the Closing Date) (the “Constat Deed”):
(a)    Stockholder Approval. The (i) Shareholder Approval shall have been obtained and (ii) Lux Criteo in its capacity as the sole stockholder of U.S. Criteo shall have approved and adopted this Agreement, the Draft Terms and the Transactions;
(b)    Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect at the Condition Completion Time and no proceeding to that effect shall have been commenced or threatened that has not been withdrawn at the Condition Completion Time;

(c)    Adverse Laws or Orders. At the Condition Completion Time, no Adverse Law or Order shall have occurred or be in effect, and neither of the Parties shall be subject to any decree, order or injunction that prohibits the consummation of the Transactions;
(d)    Listing. The Common Stock to be issued in the Merger shall have been approved for listing on an Exchange, subject to any applicable official notice of issuance; and
(e)    Authorization. Other than the filing of the Certificate of Merger and the enactment of the Constat Deed, all material consents and authorizations of, filings or registrations with, and notices to, any Governmental Entity required for the effectiveness of the Merger have been obtained or made.
ARTICLE VIII
TERMINATION
Section 8.1    Termination. This Agreement may be terminated and any of the Transactions may be abandoned by mutual written consent of Lux Criteo and U.S. Criteo.
Section 8.2    Effect of Termination. In the event of the valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become null and void, and there shall be no liability on the part of any Party, except that the last sentence of this Section 8.2, Section 9.3 through Section 9.13 shall survive such termination.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Amendment and Modification; Waiver.
(a)    Subject to applicable Law, this Agreement may be amended, modified and supplemented by written agreement of the Parties. This Agreement may not be amended, modified and supplemented except by an instrument in writing signed on behalf of each of the Parties.
(b)    At any time and from time to time prior to the Effective Time, either Lux Criteo, on one hand, or U.S. Criteo, on the other hand, may, to the extent legally permitted and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties made by the other Party, or (iii) waive compliance with any of the agreements by the other Party.
Section 9.2    Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This

Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.
Section 9.3    Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses.
Section 9.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), delivered through electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service (notice shall be deemed to be given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Lux Criteo, to:

Criteo S.A.
5 Place de la Gare, L-1616 Luxembourg
Grand Duchy of Luxembourg

Attention:	Richard van t Hof
Email: ****

Attention: Ryan Damon, Chief Legal and Transformation Officer
Email: ****

Attention: Olivia Homo, SVP, Head of Legal and Assistant Corporate Secretary
Email: ****

Attention: Tracy Blauweiss Meer, Associate General Counsel – Head of Corporate Legal
Email: ****

if to U.S. Criteo, to:

Criteo Holdings, Inc.
387 Park Ave South, 12th Floor
New York, NY 10016

Attention:	Ryan Damon
Email:	****

Attention: Olivia Homo, SVP, Head of Legal and Assistant Corporate Secretary

Email: ****

Attention: Tracy Blauweiss Meer, Associate General Counsel – Head of Corporate Legal
Email: ****

in each case, with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001

Attention:	Thaddeus P. Hartmann and Arash Attar-Rezvani
Email:	****

and

Loyens & Loeff Luxembourg SARL
18-20, rue Edward Steichen
L-2540 Luxembourg
Grand Duchy of Luxembourg

Attention:	Frédéric Franckx
Email:	****
Section 9.5    Definitions. For the purposes of this Agreement, the term:
“A&R Certificate” has the meaning set forth in Section 1.2.
“A&R Bylaws” has the meaning set forth in Section 1.2.
“Adverse Law or Order” means (i) any statute, rule or regulation that has been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Transactions, or (ii) there shall be in effect any order or injunction of a court of competent jurisdiction preventing the consummation of the Transactions.
“Agreement” has the meaning set forth in the preamble of this Agreement.
“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 4.3(a).
“Certificate of Merger” has the meaning set forth in Section 1.1(c).
“Closing Date” has the meaning set forth in Section 1.1(b).
“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means common stock, par value $0.01 per share, of U.S. Criteo or the Surviving Corporation, as the case may be.
“Conditions” has the meaning set forth in Section 7.1.
“Condition Completion Date” has the meaning set forth in Section 7.1.
“Condition Completion Time” has the meaning set forth in Section 7.1.
“Constat Deed” has the meaning set forth in Section 7.1.
“DGCL” means the General Corporation Law of the State of Delaware.
“Draft Terms” has the meaning set forth in the recitals of this Agreement.
“Effective Time” has the meaning set forth in Section 1.1(b).
“Equity Plans” has the meaning set forth in Section 2.3(a).
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Exchange” means a nationally recognized U.S. securities exchange mutually selected by the Parties for the listing of the Common Stock.
“French Criteo” means Criteo S.A., a public limited liability company (société anonyme), incorporated and having existed under the laws of the Republic of France, prior to its cross-border conversion, without having been dissolved, wound up or placed into liquidation, to Lux Criteo.
“French Tax Code” means the French Code général des impôts.
“Form S-4” means a registration statement on Form S-4 to be filed with the SEC by U.S. Criteo (and any amendments thereto) in connection with the offer and issuance of the Common Stock to be issued pursuant to the Merger.
“Governmental Entity” means (a) any national, federal, state, county, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition.
“Intended Tax Treatment” has the meaning set forth in the recitals of this Agreement.
“Law” means any federal, state, local or foreign law (including common law), statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Lux Criteo” has the meaning set forth in the recitals of this Agreement.
“Luxembourg Companies Law” means the Luxembourg Law of August 10, 1915 on commercial companies, as amended.
“Material Adverse Effect” means, with respect to a Party, any change, effect, event or development that is materially adverse to the assets, properties, liabilities, financial condition, business or results of operations of such Party and its Subsidiaries, taken as a whole, or that would prevent, materially impede or materially delay the ability of such Party to consummate the Transactions.
“Merger” has the meaning set forth in Section 1.1(a).
“Ordinary Shares” means ordinary shares in registered form, with nominal value of EUR 0.025 per share, of Lux Criteo.
“Party” and “Parties” have the meanings set forth in the preamble of this Agreement.
“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
“SEC Documents” means all reports, schedules, statements and other documents filed or furnished by Lux Criteo or any of its predecessors, including French Criteo, or U.S. Criteo under the Securities Act or the Exchange Act, including all certifications required pursuant to the Sarbanes-Oxley Act.
“Shareholder Approval” means the vote in favor of approving and adopting this Agreement, the Draft Terms and the Transactions by at least two-thirds (2/3) of the votes validly cast at an extraordinary general meeting of the shareholders of Lux Criteo duly convened and held in accordance with the articles of association of Lux Criteo, as amended from time to time, and the Luxembourg Companies Law.
“Surviving Corporation” has the meaning set forth in Section 1.1(a).
“Transactions” has the meaning set forth in the recitals of this Agreement.
“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.
“Tax” or “Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Entity, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Entity in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.
“Treasury Shares” has the meaning set forth in Section 2.1(b).
“U.S. Criteo” has the meaning set forth in the recitals of this Agreement.
“U.S. Omnibus Plan” has the meaning set forth in Section 2.3(c).
“VAT” means any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), or any successor or implementation legislation.
Section 9.6    Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” in this Agreement shall not be exclusive (unless the context indicates otherwise). The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits hereto, and not to any particular provision of this Agreement. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.” The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.7    Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 9.8    Entire Agreement; No Third-Party Beneficiaries.
(a)    This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.
(b)    This Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.
Section 9.9    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Section 9.10    Governing Law; Jurisdiction.
(a)     This Agreement and all proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
(b)     Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Delaware Superior Court, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Delaware Superior Court, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Delaware Superior Court, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.10(b) in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.
Section 9.11    Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 9.11.
Section 9.12    Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
Section 9.13    Enforcement; Remedies.
(a)    Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
(b)    The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article IX, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance to specifically enforce the terms and provisions of this Agreement and to any further equitable relief. In the event any Party seeks any remedy referred to in this Section 9.13, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CRITEO S.A.

By:/s/ Richard Van t’Hof
Name: Richard Van t’Hof
Title: Authorized Representative

CRITEO HOLDINGS, INC.

By:/s/ Ryan Damon
Name: Ryan Damon
Title: President and Secretary
[Signature Page to Agreement and Plan of Merger]